UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

(Name of Registrant as Specified In Its Charter)

Stilwell Value Partners VII, L.P.

Stilwell Activist Fund, L.P.

Stilwell Activist Investments, L.P.

Stilwell Value LLC

Joseph Stilwell

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On July 8, 2019, Joseph Stilwell, Rodney Atamian and affiliated entities issued a press release relating to Wheeler Real Investment Trust, Inc., a copy of which is filed herewith.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATING TO THE SOLICITATION OF PROXIES BY THE GROUP AND OTHER PARTICIPANTS FROM THE STOCKHOLDERS OF Wheeler Real Estate Investment Trust, Inc. FOR USE AT ITS 2019 ANNUAL MEETING OF STOCKHOLDERS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF Wheeler Real Estate Investment Trust, Inc. AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTPS://WWW.SEC.GOV.

THE STILWELL GROUP MAILS LETTER TO SHAREHOLDERS OF WHEELER REAL ESTATE INVESTMENT TRUST

NEW YORK, NY – July 8, 2019–The Stilwell Group, the largest shareholder of Wheeler Real Estate Investment Trust, Inc. (the “Company”) (NASDAQ:WHLR), today announced that it has mailed a letter to its fellow owners of the Company.

The full letter to shareholders is set forth below and the accompanying slides referenced in the letter are available for viewing at http://www.okapivote.com/wheeler.

July 8, 2019

Dear Fellow Owner,

We are the largest shareholder of WHLR. We have nominated six directors for election at the 2019 Annual Meeting of Shareholders. For some reason, the board has not set the meeting date.

We believe significant change is required at WHLR. The accompanying slides explain our position.

Sincerely,

Megan Parisi

917-881-8076

mparisi@stilwellgroup.com

Enclosure

Investor Contact:

The Stilwell Group

Megan Parisi
(917) 881-8076

mparisi@stilwellgroup.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Stilwell Activist Investments, L.P. together with the other participants named herein (collectively, "Stilwell"), intend to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of their slate of director nominees at the 2019 annual meeting of stockholders of Wheeler Real Estate Investment Trust, Inc., a Maryland corporation (the "Company").

STILWELL STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are Stilwell Activist Investments, L.P. (“Stilwell Activist Investments”), Stilwell Value Partners VII, L.P. (“Stilwell Value Partners VII”), Stilwell Activist Fund, L.P. ("Stilwell Activist Fund"), Stilwell Value LLC (“Stilwell Value LLC”), Joseph D. Stilwell, Corissa B. Porcelli, Michelle D. Bergman, Paula J. Poskon, Kerry G. Campbell, and Rodney S. Atamian.

As of the date hereof, Stilwell Activist Investments directly owns 711,244 shares of Common Stock, par value $0.01, of the Company (the "Common Stock"), which includes 36,876 shares of Series D Preferred Stock that are convertible into 54,357 shares of Common Stock. As of the date hereof, Stilwell Value Partners VII directly owns 149,402 shares of Common Stock, which includes 8,402 shares of Series D Preferred Stock that are convertible into 12,385 shares of Common Stock. As of the date hereof, Stilwell Activist Fund directly owns 95,107 shares of Common Stock, which includes 4,689 shares of Series D Preferred Stock that are convertible into 6,912 shares of Common Stock. Stilwell Value LLC, as the general partner of each of Stilwell Activist Investments, Stilwell Value Partners VII, and Stilwell Activist Fund, may be deemed the beneficial owner of the 955,753 shares of Common Stock, which includes 49,967 shares of Series D Preferred Stock that are convertible into 73,654 shares of Common Stock, owned directly by Stilwell Activist Investments, Stilwell Value Partners VII, and Stilwell Activist Fund. Mr. Stilwell, as the managing member and owner of Stilwell Value LLC, may be deemed the beneficial owner of the 955,753 shares of Common Stock, which includes 49,967 shares of Series D Preferred Stock that are convertible into 73,654 shares of Common Stock, owned directly by Stilwell Activist Investments, Stilwell Value Partners VII, and Stilwell Activist Fund.

Stilwell Activist Investments has entered into a cash-settled total return swap agreement pursuant to which it purchased certain cash-settled total return swaps constituting economic exposure to an aggregate of 167,115 notional shares of the Series D Preferred Stock.

As of the date hereof, Mr. Atamian directly beneficially owns 2,700 shares of Series B Preferred Stock that are convertible into 1,687 shares of Common Stock. As of the date hereof, none of Mses. Porcelli, Bergman and Poskon or Mr. Campbell own beneficially or of record any securities of the Company and none have engaged in any transactions in securities of the Company during the past two years.